Exhibit 99.1

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(in thousands except par value amounts)	2014	2013
Assets
Current assets
Cash and cash equivalents	$28,200	$26,362
Investments	76,834	86,166
Accounts receivable	4,255	2,746
Inventory, net	9,440	10,050
Prepaid expenses and other current assets	1,169	1,135
Total current assets	119,898	126,459
Property and equipment, net	7,861	9,236
Other long-term assets	482	490
Total assets	$128,241	$136,185

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$5,379	$1,717
Accrued expenses	9,225	8,766
Deferred service revenue, current	5,274	4,046
Deferred contractual revenue, current	6,785	6,785
Other liabilities, current	1,304	1,241
Total current liabilities	27,967	22,555
Deferred service revenue, non-current	872	518
Deferred contractual revenue, non-current	23,127	26,519
Other liabilities, non-current	2,847	3,517
Notes payable	13,714	13,347
Financing derivative	699	549
Total liabilities	69,226	67,005

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $0.001 par value:
Authorized 50,000 shares; No shares issued or outstanding	—	—
Common Stock, $0.001 par value:
Authorized 1,000,000 shares; Issued and outstanding 70,628 shares at June 30, 2014 and 66,275 shares at December 31, 2013, respectively	71	66
Additional paid-in capital	712,237	684,413
Accumulated other comprehensive income	42	14
Accumulated deficit	(653,335)	(615,313)
Total stockholders’ equity	59,015	69,180
Total liabilities and stockholders’ equity	$128,241	$136,185